Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

TransAtlantic Petroleum Ltd.:

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 of TransAtlantic Petroleum Ltd. (Reg. No. 333-203696), of our report dated October 13, 2014, with respect to the consolidated statement of financial position of Stream Oil and Gas Ltd. and Subsidiary as of November 30, 2013, and the related consolidated statements of change in shareholders’ equity, operations and comprehensive income (loss), and cash flows for the year then ended, which report appears in the Form 8-K/A of TransAtlantic Petroleum, Ltd., filed on January 30, 2015.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada

Chartered Accountants

May 21, 2015